Prospectus Supplement to Prospectus Dated February 2, 1996

$250,000,000
Southern California Edison Company
75/8% Notes, Due 2010

The notes will bear interest at the rate of 75/8% per year. Interest on the notes is payable on January 15 and July 15 of each year, beginning with July 15, 2000. The notes will mature on January 15, 2010. The notes may be redeemed at a redemption price equal to the greater of (i) the principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield as defined in this prospectus supplement plus 0.15%, plus in each case accrued interest to the date of redemption.

The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

The notes will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Southern California Edison Company. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.
                           --------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
                           --------------------------

-------------------------------------------------------------------------------
                                                  Per Note           Total

  Initial Price to Public.......................     99.750%    $   249,375,000

  Underwriting Discount.........................       .331%    $       827,500

  Proceeds to Company (Before Expenses).........     99.419%    $   248,547,500

-------------------------------------------------------------------------------

The public offering price set forth above does not include accrued interest. Interest on the notes will accrue from January 15, 2000. Purchasers must pay the accrued interest from that date in addition to the public offering price of the notes.
                            -------------------------

The Underwriters are severally underwriting the notes. They expect to deliver the notes to you in global form through the book-entry delivery system of The Depository Trust Company on January 24, 2000.

              Chase Securities Inc.
                       Bear, Stearns & Co. Inc.
                                   First Union Securities, Inc.

                            -------------------------

           The date of this Prospectus Supplement is January 19, 2000.

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the Underwriters have not, authorized any other person to give you different information. If anyone gives you different or inconsistent information, you should not rely on it. This prospectus supplement may add to, update or change information in the accompanying prospectus. The information contained in this prospectus supplement is current only as of the date appearing at the bottom of the cover. Since that date, our business, financial condition, results of operations and prospects may have changed.

     We are not, and the Underwriters are not, offering to sell or seeking offers to buy securities in any jurisdiction where the offer or sale is not permitted.

     In this prospectus supplement and the accompanying prospectus, unless otherwise stated, the terms "we," "us," "our," and "the Company" refer to Southern California Edison Company and its subsidiaries but not to any other affiliated companies.
                          ----------------------------

                                Table of Contents

                              Prospectus Supplement

                                                                       Page
                                                                       ----
         The Company....................................................S-3
         Recent Developments............................................S-3
         Description of the Notes.......................................S-3
         Use of Proceeds................................................S-6
         Ratio of Earnings to Fixed Charges.............................S-6
         Underwriting...................................................S-7
         Available Information..........................................S-8

                                   Prospectus

                                                                       Page
                                                                       ----
         Available Information............................................2
         Incorporation of Certain Documents by Reference..................2
         Selected Information.............................................4
         The Company......................................................5
         Use of Proceeds..................................................5
         Description of Debt Securities...................................5
         Limitations on Issuance of Bearer Securities....................16
         Experts.........................................................16
         Validity of Debt Securities.....................................17
         Plan of Distribution............................................17

                                   THE COMPANY

     We are an investor-owned public utility company primarily engaged in providing electricity to our customers in central and southern California. Our mailing address is 2244 Walnut Grove Avenue, P.O. Box 800, Rosemead, California 91770. Our telephone number is (626) 302-1212. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Those reports and proxy statements are considered to be part of this prospectus supplement and the accompanying prospectus through incorporation by reference. You may read and obtain copies of those reports and other information to learn more about the Company. Under the heading "Available Information" below we have described how you can do so.

                               RECENT DEVELOPMENTS

     As part of our ongoing response to electric industry restructuring, the Company is establishing the value for its ownership interests in various generating stations and related assets and is considering the possible disposition of various generating facilities and other assets. Any disposition would be subject to, among other things, regulatory approval. In November 1999, the Company filed an application with the California Public Utilities Commission ("CPUC") to approve an auction and sale of its 56% interest in the Mohave Generating Station. A CPUC decision on the auction process is expected in early 2000. On December 15, 1999, the Company filed an application with the CPUC which, among other things, proposes that the Company retain its hydroelectric generating facilities. The filing is supported by, and includes a memorandum of understanding with, labor, ratepayer and environmental groups. A decision on this matter is expected by year end.

                            DESCRIPTION OF THE NOTES

     The following description of the specific terms of the notes supplements the general and more extensive description of debt securities, including notes, set forth in the accompanying prospectus under the heading "Description of Debt Securities."

Interest and Maturity

     The notes will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The notes will be limited to $250,000,000 aggregate principal amount.

     The notes will be due on January 15, 2010 and will bear interest at the rate specified on the cover of this prospectus supplement beginning on January 15, 2000. Interest will be payable semiannually on January 15 and July 15, beginning July 15, 2000. Interest will be paid to you if you are included in the record of beneficial owners of notes on the January 1 or July 1 immediately preceding each interest payment date. The notes will not be entitled to the benefits of any sinking fund.

Redemption

     The notes may be redeemed at any time at our option at a redemption price equal to the greater of (1) the principal amount or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.15%, plus in each case accrued interest to the redemption date.

     If we elect to redeem less than all of the notes, the trustee for the notes will select, in a manner it deems fair and appropriate, the particular notes or portions of them to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of notes to be redeemed (which, as long as the notes are held in the book-entry only system, will be The Depository Trust Company, its nominees or successors as described below). On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest shall cease to accrue on the notes or the portions of them called for redemption and the notes shall cease to be outstanding.

Certain Definitions

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if that release (or any successor release) is not published or does not contain such prices on such business day, the average of all the Reference Treasury Dealer Quotations for such redemption date.

     "Independent Investment Banker" means Chase Securities Inc. or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us and appointed by the trustee for the notes.

     "Reference Treasury Dealer" means each of Chase Securities Inc., Bear, Stearns & Co. Inc. and First Union Securities, Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute for it another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee for the notes, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee for the notes by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

Book-Entry System

     The notes will be issued only in book-entry form, which means that they will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, New York, New York, which we refer to as "DTC." DTC will keep a computerized record of its direct participants whose clients have purchased the notes. Direct participants may include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations, such as securities brokers and dealers, banks and trust companies, that work through a direct participant. Each participant will in turn keep a record of its clients who have purchased the notes and will be responsible for keeping account of their holdings on behalf of their customers.

     Unless it is exchanged in whole or in part for notes in definitive certificate form, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of notes will be made only through, records maintained by DTC and its participants. You will not receive an individual certificate representing the notes you purchase.

     DTC has given us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     DTC is owned by some of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

     Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

     We will wire principal payments, interest payments, redemption proceeds and other distributions on the notes to DTC's nominee. We and the trustee for the notes will treat DTC's nominee as the registered owner of the global securities for all purposes. Accordingly, we, the trustee for the notes and any paying agent will have no direct responsibility or liability to pay amounts due on the notes to owners of beneficial interests in the global securities.

     It is DTC's current practice, upon receipt by its nominee of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with notes on a record date by using an omnibus proxy.
Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee for the notes or us.

     Notes   represented  by  global   securities  may  be  exchanged  for  note
certificates with the same terms in authorized denominations only if:

o DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

o We determine not to require all of the notes to be represented by global securities and notify the trustee for the notes of our decision.

     We have obtained the information concerning DTC and DTC's book-entry system from sources that we believe to be accurate, but we are not responsible for the accuracy of this information. In addition, we are not responsible for the performance by DTC, its participants or any indirect participants of any of their obligations.

                                 USE OF PROCEEDS

     A portion of the net proceeds received by us from the sale of the notes will be used to repay all amounts due under a $190,000,000 short-term loan from The Chase Manhattan Bank which bears interest at a rate of 5.69% and which matures on January 26, 2000. We incurred this short-term loan to repay the $225,000,000 principal amount of our 63/4% First and Refunding Mortgage Bonds, Series 93A, due January 15, 2000. The remaining net proceeds will be used for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of the Company's earnings to fixed charges for each of the five years in the five-year period ended December 31, 1999:

                                                                          Year Ended December 31,
                                                                ---------------------------------------
                                                                1995     1996     1997     1998    1999
                                                                ----     ----     ----     ----    ----

Ratio of Earnings to Fixed Charges...................           3.52     3.54     3.49     2.95    2.94
Adjusted Ratio of Earnings to Fixed Charges (1)......           3.52     3.54     3.54     3.81    3.67
------------

     (1) The following effects of rate reduction notes are excluded from the adjusted ratios for the years ended December 31, 1997, 1998, and 1999:

                                                                          Year Ended December 31,
                                                                 --------------------------------------
                                                                 1997             1998             1999
                                                                 ----             ----             ----

     Income before interest expense ..........................$8,142,000     $149,486,000         $132,359,000
     Interest expense ........................................$8,142,000     $149,486,000         $132,359,000

     SCE Funding LLC, a special purpose entity of which the Company is the sole member, issued approximately $2.5 billion of rate reduction notes in December 1997. For further details, you should refer to the information described in "Available Information" in this prospectus supplement, particularly page 24 of the Company's 1998 Annual Report to Shareholders.

                                  UNDERWRITING

     We have entered into an underwriting agreement with the Underwriters (the "Underwriters") named below. Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to each Underwriter, and each Underwriter has severally agreed to purchase from us, the principal amount of the notes set forth opposite its name below. The Underwriters will purchase all the notes if any of the notes are purchased. However, if an Underwriter defaults, less than all of the notes may be purchased by the non-defaulting Underwriters.

                                                                    Principal
                         Underwriter                                 Amount
                         -----------                                --------

Chase Securities Inc...........................................   $100,000,000
Bear, Stearns & Co. Inc........................................    100,000,000
First Union Securities, Inc....................................     50,000,000
                                                                  ------------

               Total...........................................   $250,000,000
                                                                  ============

     The Underwriters have told us that they initially plan to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement plus accrued interest as provided on the cover page of this prospectus supplement. They may also offer notes to some securities dealers at a discount from the public offering price of up to .225% of the principal amount of the notes. Those securities dealers may resell any notes purchased from the Underwriters to other brokers or dealers at a discount from the public offering price of up to .053% of the principal amount of the notes. After the initial public offering, the public offering price and discounts may be changed.

     The notes are a new issue of securities with no established trading market. The Underwriters have told us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you that there will be liquidity in a trading market for the notes.

     In connection with the offering of the notes, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

     We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be about $300,000.

     We have agreed to indemnify each of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates are currently engaged, have engaged, and may in the future engage, in commercial banking, general financing and/or investment banking transactions with us and certain of our affiliates. Chase Securities Inc., through a competitive bid process, was selected as the lead underwriter for the sale and distribution of these notes. Chase Securities Inc. serves as one of the dealers for the commercial paper programs of both the Company and its parent, Edison International. The Company, Edison International and Edison Mission Energy, an affiliate of the Company, have entered into credit facilities with The Chase Manhattan Bank, an affiliate of Chase Securities Inc. As described under the heading "Use of Proceeds," a portion of the net proceeds from the sale of the notes will be used to repay amounts due to The Chase
Manhattan Bank under a short-term loan. Because more than 10% of the net proceeds of the sale of the notes will be used to repay an affiliate of one of the Underwriters, the offering is being made pursuant to Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

                              AVAILABLE INFORMATION

     You may read and copy any document filed by us with the Securities and Exchange Commission (the "Commission") at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy statements, and other information regarding issuers, including the Company, that file electronically with the Commission. The address of that site is http://www.sec.gov. Information about the Company is available at the Internet site maintained by Edison International, the corporate parent of the Company. The address of that site is http://www.edison.com.

     Reports, proxy statements and other documents that we have filed with the Commission are considered to be part of this prospectus supplement and prospectus as described on page 2 of the accompanying prospectus under "Incorporation of Certain Documents by Reference." We will provide without charge to you, at your request, a copy of any or all of the documents that we have incorporated by reference, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference in the document). Written or telephone requests should be directed to Southern California Edison Company, P.O. Box 800, Rosemead, California 91770, Attention: Corporate Governance, telephone (626) 302-2662.

-------------------------------------------------------------------------------

                                   PROSPECTUS

-------------------------------------------------------------------------------


                       SOUTHERN CALIFORNIA EDISON COMPANY
                                 Debt Securities
                            ------------------------


         Southern California Edison Company (the "Company") from time to time may offer, in one or more series, its unsecured debt securities (the "Debt Securities") on terms to be determined at the time of sale, from which the Company will receive up to an aggregate of $1,005,000,000 in proceeds or, if the principal of the Debt Securities is payable in a foreign or composite currency, the equivalent thereof at the time of offering. The specific designation, aggregate principal amount, designated currency or composite currency, authorized denominations, purchase price, maturity, rate (which may be fixed or variable) and time of payment of any interest, any redemption terms, terms for sinking fund payments, terms of subordination and other specific terms in connection with the offering and sale of Debt Securities, and any listing on a securities exchange of the Debt Securities in respect of which this Prospectus is being delivered ("Offered Debt Securities") are set forth in the accompanying prospectus supplement ("Prospectus Supplement").

         At September 30, 1995, the Company had approximately $4.1 billion of indebtedness that would rank senior to the Senior Debt Securities (including the first mortgage bonds referred to below) and approximately $5.6 billion of indebtedness  that  would  rank  senior  to  the  Subordinated  Debt  Securities
(including the first mortgage bonds referred to below). Substantially all properties of the Company are currently subject to the lien of a trust indenture securing first mortgage bonds of the Company, of which approximately $4.1 billion principal amount were outstanding at September 30, 1995, and, accordingly, the Company's obligations under such first mortgage bonds will effectively rank senior to the Debt Securities to the extent of such properties.

         The Company may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. See "Plan of Distribution". The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Offered Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is February 2, 1996

      No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or the Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or the Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

      The Company is subject to  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York, American and Pacific Stock Exchanges.

      The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission (File No. 1-2313) under the Exchange Act are incorporated in this Prospectus by reference:

      1.    Annual Report on Form 10-K for the year ended December 31, 1994.

      2. Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1995.

      3. Current Reports on Form 8-K dated March 31, May 24, June 1, June 9, August 15, September 20, November 22, December 14, and December 22, 1995, January 11, 17, and 18, 1996.

      4. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities. Any documents incorporated by reference do not form part of the listing particulars of the Council of the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Written or telephone requests should be directed to Southern California Edison Company, P.O. Box 800, Rosemead, California 91770, Attention: Corporate Finance Division, telephone (818) 302-2662.

                              SELECTED INFORMATION

         The following material is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus, including the documents incorporated by reference in this Prospectus.



                                   THE COMPANY

Customers (September 30, 1995)                                                                            4,173,091
Area Generation Capacity at Peak (Megawatts) (September 30, 1995)                                            20,615
Kilowatt-Hour Sales (12 Months Ended September 30, 1995)                                             75,808,864,000
Funds Required for Construction Expenditures (1995-1999)                                             $4,815,000,000
Energy Sources (12 Months Ended September 30, 1995)                           Purchased Power 38%; Natural Gas 23%;
                                                                          Nuclear 20%; Coal 14%; Hydroelectric 7%.

                       CONSOLIDATED FINANCIAL INFORMATION
                             (Dollars in Thousands)

                                                                                                      12 Months
                                                  Year Ended December 31,                               Ended
                                                                                                    September 30,
                                   1990         1991         1992        1993          1994             1995
                               ----------   ----------    ---------  -----------    ----------   -----------
Income Statement Data:
   Total Operating Revenue     $  6,986,460 $  7,297,759  $7,721,613  $7,396,599     $7,798,601   $7,815,198
   Operating Income               1,147,132    1,117,034   1,230,084   1,164,443      1,093,929    1,137,963
   Total Interest Expense(1)        552,567      542,732     517,142     449,230        443,219      459,022
   Net Income                       736,753      629,553     672,909     678,045        638,581      678,161
   Ratios of Earnings to
      Fixed Charges(1)(2)              3.17         2.92        3.16        3.39           3.43        3.48

                                                                                          September 30, 1995
                                                                                          ------------------
Capitalization (3):
   Common Shareholder's Equity                                                      $5,140,237          47.1%
   Preferred Stock without Mandatory Redemption Requirements                           283,755           2.6
   Preferred Stock with Mandatory Redemption Requirements                              275,000           2.5
   Long-Term Debt                                                                    5,225,928          47.8%
                                                                                  ------------          -----
      Total Capitalization                                                         $10,924,918         100.0%
                                                                                  ============         ======

(1) Net of capitalized interest related to nuclear fuel. Such amounts have been included in the computation of the ratios of earnings to fixed charges.

(2) For purposes of computing the ratios of earnings to fixed charges, "earnings" are defined as income before fixed charges and taxes on income, excluding the cumulative effect of a change in accounting principle for unbilled revenues. Income includes the allowance for funds used during construction and subsidiary earnings. Fixed charges consist of interest (including interest on affiliate indebtedness) and an allocable portion of rentals and long-term contracts for the purchase of power.

(3)  Excludes the portion of long-term debt due within one year.

                                   THE COMPANY

         The Company, incorporated in 1909 under California law, is a public utility primarily engaged in the business of supplying electric energy in portions of Central and Southern California, excluding the City of Los Angeles and certain other cities. The mailing address and telephone number of the Company's principal executive offices are P.O. Box 800, Rosemead, California 91770 and (818) 302-1212.


                                 USE OF PROCEEDS

         Except as otherwise described in the Prospectus Supplement, the net proceeds from sales of the Debt Securities will be applied to the redemption, repayment or retirement of outstanding indebtedness or other securities, the financing of construction expenditures or other general corporate purposes.


                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities are to be issued under an Indenture dated as of January 15, 1993, (the "Senior Indenture") between the Company and Harris Trust and Savings Bank, as Trustee (the "Senior Trustee"), or under an Indenture dated as of May 1, 1995 (the "Subordinated Indenture") between the Company and The First National Bank of Chicago (the "Subordinated Trustee"), a copy of each of which is filed as an exhibit to the Registration Statement. The Senior Indenture and the Subordinated Indenture are each sometimes referred to herein as the "Indenture", the Senior Trustee and the Subordinated Trustee are each sometimes referred to herein as the "Trustee", and the Debt Securities to be issued under the Senior Indenture and the Subordinated Indenture are sometimes referred to herein as the "Subordinated Debt Securities" and the "Senior Debt Securities," respectively.

         The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to herein or in the Prospectus Supplement, such provisions or defined terms are incorporated herein or therein by reference.

         The Debt Securities may be issued from time to time in one or more series. The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement will relate. The particular terms of the Offered Debt Securities offered by any Prospectus Supplement will be described in such Prospectus Supplement.

General

         The Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The Senior Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinated to all senior indebtedness of the Company.

         Reference is hereby made to the Prospectus Supplement relating to the Offered Debt Securities for the terms of such Debt Securities, including, where applicable: (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the price or prices at which such Debt Securities will be issued; (iv) the date or dates on which the principal of such Debt Securities will be payable; (v) if other than United States Dollars, the currency, currencies or composite currencies in which such Debt Securities are being sold and in which the principal of and any interest on such Debt Securities will be payable and whether the holder of any such Debt Securities may elect the currency in which payments thereon are to be made, and if so, the manner of such election; (vi) the rate or rates (which may be fixed or variable) per annum, or the method or methods of calculating such rates, at which such Debt Securities will bear interest, if any; (vii) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on such Debt Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Form, Exchange Registration and Transfer," such Debt Securities may be presented for registration of transfer or exchange, (viii) the date from which such interest on such Debt Securities will accrue, the dates on which such interest will be payable and the date on which payment of such interest will commence; (ix) the dates on which and the price or prices at which such Debt Securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any such mandatory sinking fund, optional redemption or required repayment; (x) whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both and the terms upon which any Bearer Securities of such series may be exchanged for Registered Securities of such series; (xi) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary or Depositaries for such Global Security or Securities; (xii) any special provisions for the payment of additional amounts with respect to such Debt Securities; (xiii) if a temporary Global Security is to be issued with respect to such series, the requirements for certification of ownership by non-United States persons that will apply prior to (a) the issuance of a definitive Bearer Security or (b) the payment of interest on an Interest Payment Date that occurs before the issuance of a definitive Bearer Security; (xiv) if a temporary Global Security is to be issued with respect to such series, the terms upon which interests in such temporary Global Security may be exchanged for interests in a definitive Global Security or for definitive Debt Securities of the series and the terms upon which interests in a definitive Global Security, if any, may be exchanged for definitive Debt Securities of the series; (xv) the denominations in which such Debt Securities which are Registered Securities will be issuable if other than denominations of $1,000 and any integral multiples thereof, and the denomination or denominations in which any such Debt Securities which are Bearer Securities will be issued if other than denominations of $1,000, $10,000 and $100,000; (xvi) if such Debt Securities are Original Issue Discount Securities, the amount of principal payable upon acceleration of such Debt Securities following an Event of Default; (xvii) any index used to determine the amount of payments of principal of and any premium and interest on such Debt Securities (xviii) any deletions, modifications or additions to the covenants or Events of Default provided with respect to such Debt Securities;
(xix) whether the Debt Securities of such series are subject to discharge and defeasance at the option of the Company; and (xx) any other terms and conditions of the Offered Debt Securities. In addition, the Prospectus Supplement relating to any offering of Debt Securities under the Subordinated Indenture will provide, if applicable: (i) any right to extend the interest payment periods and the duration of such extension; (ii) whether any one or more series of Debt Securities shall be junior in right of payment to any other one or more series of Debt Securities; and (iii) any deletions, modifications or additions to the subordination provisions of Article Sixteen with respect to any series of Debt Securities. (Section 301 of Senior Indenture, and Section 3.1 of Subordinated Indenture)

         Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means (i) any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof and (ii) any Debt Security issued with original issue discount for United States Federal income tax purposes. (Section 101 of Senior Indenture, and Section 1.1 of Subordinated Indenture)

Form, Exchange, Registration and Transfer

         The Debt Securities may be issuable as Registered Securities, Bearer Securities or both. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities". Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in United States dollars will be issued only in the denominations of $1,000 and any integral multiple thereof and Bearer Securities denominated in United States dollars will be issued only in denominations of $1,000, $10,000, and $100,000. All Debt Securities of any one series shall be substantially identical except as to denomination and except as may otherwise be provided in or pursuant to a Board Resolution and set forth in an Officer's Certificate or in any indenture supplemental thereto. See, however, "Limitations on Issuance of Bearer Securities" below. The Prospectus Supplement relating to a series of Debt Securities denominated in foreign or composite currency will specify the denomination thereof and any special United States Federal income tax and other considerations relating thereto. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305 of Senior Indenture, and Sections 3.2 and 3.5 of Subordinated Indenture)

         At the option of the Holder, subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities (if the Debt Securities of such series are issuable as Registered Securities) or Bearer Securities of the same series (with the same interest rate and maturity date), however, delivery of a Bearer Security shall occur only outside the United States, and Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date, and the relevant interest payment date, such Holder will not be required to surrender the coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer
Securities. (Section 305 of Senior Indenture, and Section 3.5 of Subordinated Indenture)

         Debt Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for transfer, at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to the Debt Securities of a series and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be. The Company has initially appointed the Trustee to act as Security Registrar. Bearer Securities will be transferable by delivery. (Section 305 of Senior Indenture, and Section
3.5 of Subordinated Indenture)

         If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each place where principal and any premium and interest in respect of such series shall be payable and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain, subject to any laws or regulation applicable thereto, a transfer agent in a place outside of the United States where principal and any premium and interest in respect of such series shall be payable. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002 of Senior Indenture, and Section 10.2 of Subordinated Indenture)

         In the event of any redemption, the Company shall not be required (i) to issue, register the transfer of or exchange Debt Securities of any particular series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of such series selected for redemption and ending at the close of business on (a) the day of mailing the relevant notice of redemption, if Debt Securities of the series are issuable only as Registered Securities and (b) the day of the first publication of the relevant notice of redemption, if the Debt Securities of the series are issuable as Bearer Securities, or the mailing of the relevant notice of redemption, if the Debt Securities of the series are also issuable as Registered Securities and there is no publication; (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except the unredeemed portion of any Registered Security being redeemed in part;
(iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series (if the Debt Securities of such series are issuable as Registered Securities); or (iv) to register the transfer of or exchange any Debt Security if the Holder thereof has expressed his right, if any, to require the Company to repurchase such Debt Security, in whole or in part, except that portion of such Debt Security not required to be repurchased, provided that such Registered Security shall be immediately surrendered for redemption with written instructions for payment consistent with the provisions of the Indenture. (Section 305 of Senior Indenture, and Section 3.5 of Subordinated Indenture)

Global Securities

         The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary (the "Depositary"). Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such

Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor Depositary.
(Sections 303 and 305 of Senior Indenture, and Sections 3.3 and 3.5 of Subordinated Indenture)

         The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series if other than or in addition to the description below. The Company anticipates that the following provisions will generally apply to depositary arrangements.

         Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securities, by certain agents of the Company or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

         So long as the Depositary for a Global Security, or its nominee, is the holder of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the Indenture. Nothing in the Indenture will prevent the Company, the Trustee, or any agent of the Company or the Trustee, from giving any effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and holders of beneficial interests in a Global Security, the operation of customary practices governing the exercise of rights of the Depositary (or its nominee) as Holder of such Global Security. (Section 308 of Senior Indenture, and Section
3.8 of Subordinated Indenture)

         Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities" below, principal, premium, if any, and interest payments on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities" below.

         If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if specified by the Company with respect to a particular series of Debt Securities, which is represented by Global Securities, the Depositary for Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). (Section 305 of Senior Indenture, and
Section 3.5 of Subordinated Indenture) See, however, "Limitations on Issuance of Bearer Securities" below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

Payment and Paying Agents

         Payment of principal of and premium, if any, and interest on Bearer Securities will be payable in the currency designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. Any such payment may be made, at the option of a Holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any interest due on Bearer Securities will be made only against surrender of the coupon for such interest installment. (Section 1001 of Senior Indenture, and Section 10.1 of Subordinated Indenture) No payment with respect to any Bearer Security will be made at the Corporate Trust Office of the Trustee or any other paying agency maintained by the Company in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest on Bearer Securities may be made in United States dollars at the Corporate Trust Office of the Trustee in the City of Chicago, Illinois, if payment of the full amount thereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002 of Senior Indenture, and Section 10.2 of Subordinated Indenture)

         Unless otherwise indicated in the Prospectus Supplement, payment of principal of and premium, if any, on Registered Securities will be made in the designated currency against surrender of such Registered Securities at the Corporate Trust Office of the Trustee in the City of Chicago, Illinois. Unless otherwise indicated in the Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest. Unless otherwise indicated in the Prospectus Supplement, at the option of the Company, payments of such interest may be made by check in the designated currency mailed to each Holder at such Holder's registered address or by wire transfer to an account designated by such person pursuant to an arrangement that is satisfactory to the Trustee and the Company. (Sections 307 and 1001 of Senior Indenture, and Sections 3.7 and 10.1 of Subordinated Indenture)

         Any paying agents outside the United States and any other paying agents in the United States initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in the City of Chicago for payments with respect to Registered Securities and at least one paying agent in a city outside the United States so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Debt Securities is listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Debt Securities. (Section 1002 of Senior Indenture, and Section
10.2 of Subordinated Indenture)

         All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 1003 of Senior Indenture, and Section 10.3 of Subordinated Indenture)

Modification of the Indenture

         The Indenture permits the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Debt Securities at the time outstanding thereunder and affected thereby, to execute a supplemental indenture modifying the Indenture or the rights of the holders of such Debt Securities and any related coupons, provided that no such modification shall, without the consent of the holder of each Debt Security affected thereby,
(i) change the maturity of any Debt Security or coupon, or reduce the principal amount thereof, or reduce the rate or change the method of computation of the rate of interest, or reduce any premium payable upon redemption, or change any obligation of the Company to pay additional amounts, or reduce the amount of principal of an Original Issue Discount Security payable upon acceleration thereof, or change the time of payment of interest thereon, or change any place of payment or change the coin or currency in which a Debt Security or coupon is payable or impair the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing, or (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification. (Section 902 of Senior Indenture, and Section 9.2 of Subordinated Indenture)

         The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1401 of Senior Indenture, and Section
14.1 of  Subordinated  Indenture)  A  meeting  may be  called at any time by the

Trustee or upon the request of the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with the Indenture. (Section 1402 of Senior Indenture, and Section 14.2 of Subordinated Indenture) Except as limited by the proviso in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. (Section 1404 of Senior Indenture, and Section 14.4 of Subordinated Indenture)

         The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Debt Securities for quorum purposes,
(1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (2) the principal amount of a Debt Security denominated in a foreign currency or composite currency shall be the United States dollar equivalent of the principal amount (or, in the case of an Original Issue Discount Security, the United States dollar equivalent of the amount determined as provided in (1) above) of such Debt Security. (Section 101 of Senior Indenture, and Section 1.1 of Subordinated Indenture)

         Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing not less than a majority in principal amount of the outstanding Debt Securities of a series. (Section 1404 of Senior Indenture, and Section 14.4 of Subordinated Indenture)

Events of Default

         The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events and such other event as may be established for the Debt Securities of a particular series: (a) default for 30 days in any payment of interest on such series; (b) default in any payment of principal, and premium, if any, on such series; (c) default in the payment of any sinking fund installment on such series; (d) default for 60 days after appropriate notice in performance of any other covenant in the Indenture;
(e) failure to pay any obligation for borrowed money of, or guaranteed by, the Company when due by reason of acceleration or otherwise, the grace period, if any, provided with respect thereto shall have elapsed or any security therefor shall have become enforceable, and, the aggregate due but unpaid amount of all such obligations shall be in excess of $10,000,000, and within 30 days after receipt of notice by the Company from the Trustee or by the Company and the Trustee from the Holders of 25% in principal amount of all the Debt Securities at the time Outstanding of any such acceleration or failure to pay or accrual of such right of enforcement, such acceleration or failure to pay shall not have been rescinded, annulled or cured or such right of enforcement shall not have been terminated; or (f) certain events involving bankruptcy, insolvency or reorganization. No Event of Default with respect to a particular series of Debt

Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. (Section 501 of Senior Indenture, and Section 5.1 of Subordinated Indenture) The Company is required to file with the Trustee annually an Officer's Certificate indicating whether the Company is in default under the Indenture. (Section 1008 of Senior Indenture, and Section 10.8 of Subordinated Indenture)

         The Indenture provides that if an Event of Default specified therein or established for the Debt Securities of any particular series shall occur and be continuing with respect to any series of Debt Securities, either the Trustee or the Holders of 25% in principal amount of the Debt Securities of such series (in the case of defaults under clauses (d), (e) and (f) above, the Holders of 25% in principal amount of all the Debt Securities) then outstanding may declare the principal (or in the case of Original Issue Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of and all accrued but unpaid interest on the Debt Securities of such series (or of all the Debt Securities, as the case may be) to be due and payable. At any time after a declaration of acceleration with respect to Debt Securities of any series (or all of the Debt Securities, in case of a default described in clauses
(d), (e) or (f) above) has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series (or Holders of a majority in aggregate principal amount of all of the Outstanding Debt Securities, in case of a default described in clauses (d), (e) or (f) above) may, under certain circumstances, rescind and annul such acceleration. (Section 502 of Senior Indenture, and Section 5.2 of Subordinated Indenture) In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of any series (or in the case of defaults under clauses (d), (e) and (f) above, the Holders of a majority in principal amount of all the Debt Securities) may on behalf of the Holders of all the Debt Securities of any such series (or of all the Debt Securities, as the case may be) and any related coupons waive any past default or event of default except a default not theretofore cured in payment of the principal of or premium, if any, or interest on any of the Debt Securities of such series (or of all the Debt Securities, as the case may be) and any related coupons. (Section 513 of Senior Indenture, and Section 5.13 of Subordinated Indenture)

         The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of any series or any related coupons before proceeding to exercise any right or power under the Indenture with respect to such series at the request of such Holders. (Section 603 of Senior Indenture, and Section 6.3 of Subordinated Indenture) The Indenture provides that no Holder of any Debt Securities of any series or any related coupons may institute any proceeding, judicial or otherwise, to enforce such Indenture, except among other things, where the Trustee has, for 60 days after it is given notice of default, failed to act, and where there has been both a request to enforce such Indenture by the Holders of not less than 25% in aggregate principal amount of the then outstanding Debt Securities of such series and an offer of reasonable indemnity to the Trustee. (Section 507 of Senior Indenture, and Section 5.7 of Subordinated Indenture) This provision will not prevent any Holder of Debt Securities or any related coupons from enforcing payment of the principal thereof and premium, if any, and interest thereon at the respective due dates thereof. (Section 508 of Senior Indenture, and Section
5.8 of Subordinated Indenture) The Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Debt Securities of such series. (Section 512 of Senior Indenture, and Section
5.12 of Subordinated Indenture)

         The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to any series of Debt Securities known to it, give to the Holders of Debt Securities of such series notice of such default if not cured or waived, but, except in the case of a default in the payment of principal of (or premium, if any), or interest on, any Debt Securities, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interests of the Holders of such Debt Securities. (Section 602 of Senior Indenture, and Section 6.2 of Subordinated Indenture)

Consolidation, Merger and Sale of Assets

         The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801 of Senior Indenture, and Section
8.1 of Subordinated Indenture)

         There are no provisions of the Indenture which afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company. However, such a transaction would require regulatory approval and management of the Company believes that such approval would be unlikely in a highly leveraged context.

Discharge and Defeasance

         The Indenture provides that the Company may specify that, with respect to the Debt Securities of a certain series, it will be discharged from any and all obligations in respect of such Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the Debt Securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified Debt Securities) upon the irrevocable deposit with the Trustee, in trust, of money and/or Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such Debt Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. If so specified with respect to the Debt Securities of a series, such a trust may only be established if establishment of the trust would not cause the Debt Securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, if so specified with respect to a series of Debt Securities, such establishment of such a trust may be conditioned on the delivery by the Company to the Trustee of an Opinion of Counsel (who may be counsel to the Company) to the effect that, based upon applicable United States Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to Holders of such Debt Securities. (Section 1301 of Senior Indenture, and Section 13.1 of Subordinated Indenture)

Subordination

         Unless otherwise provided in the Prospectus Supplement (and indicated in a Board Resolution, Officer's Certificate or any supplemental indenture with respect to Offered Debt Securities under the Subordinated Indenture), the Debt Securities issued pursuant to the Subordinated Indenture will have the subordination provisions as set forth under this caption "Subordination". The Subordinated Debt Securities are subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of the Company as provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), or premium, if any, or interest on, the Subordinated Debt Securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any payment by the Company or any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of and premium, if any, and interest due on or to become due on, all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated
Debt Securities are paid in full. (Sections 16.1 to 16.4 of the Subordinated Indenture)

         The term "Senior Indebtedness" shall mean the principal of and premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed: (a) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money; (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company; and (c) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clause (a) and
(b) unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debt Securities. (Section 1.1 of the Subordinated Indenture)

Concerning the Trustees

         Harris Trust and Savings Bank acts as Trustee for the Company's First and Refunding Mortgage Bonds. The Company maintains bank deposits with Harris Trust and Savings Bank and intends to borrow money from such bank from time to time.

         The First National Bank of Chicago acts as Trustee for certain of the Company's Pollution Control Bonds. The Company maintains bank deposits with The First National Bank of Chicago and intends to borrow money from such bank from time to time.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

         In compliance with United States Federal tax laws and regulations, in general Bearer Securities may not be offered or sold during a restricted period to a person within the United States or its possessions or to or for the account or benefit of a United States person. However, subject to certain restrictions and limitations, offers or sales may be made to (i) the United States office of an international organization (as defined in Section 7701(a) (18) of the United States Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder), (ii) the United States office of a foreign central bank (as defined in Section 895 of the Code and the regulations thereunder) and (iii) United States persons that are (a) foreign branches of United States financial institutions (as defined in United States Treasury Regulation Section 1.165-12(c)(1)(v) ("financial institutions")), which are purchasing for their own account or for resale, or (b) persons that acquire and hold Bearer
Securities through a foreign branch of a U.S. financial institution, and in either case, such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Definitive Bearer Securities will not be delivered during the same restricted period within the United States and will not be delivered in any event unless the beneficial owner of the Bearer Securities provides the required certification as to non-United States beneficial ownership. The restricted period for these purposes is the period beginning upon the earlier of the issue date of any Bearer Securities or the date on which such Bearer Securities are first offered and ending 40 days after such issue date or later date in the case of any unsold original allotment or subscription.

         Bearer Securities will bear the following legend on their face and on any interest coupons which may be detached therefrom or, if the obligation is evidenced by a book entry, in the book of record in which the book entry is made: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code". The Sections referred to in such legend provide that a United States person who holds a Bearer Security will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Security and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income.

         As used herein, "United States person" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

                                     EXPERTS

         The consolidated financial statements and related schedules of the Company incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                           VALIDITY OF DEBT SECURITIES

      The validity of the Debt Securities will be passed upon for the Company by Bryant C. Danner, Executive Vice President and General Counsel, or Kenneth S. Stewart, Assistant General Counsel, of the Company, and for any underwriters by Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071. As to matters governed by Arizona, Nevada and New Mexico law, such counsel may rely, as necessary, upon opinions of Snell & Wilmer, One Arizona Center, Phoenix, Arizona 85004, Jeppson & Lee, a Nevada professional corporation, 100 West Liberty Street, Suite 990, Reno, Nevada 89501, and Rodey, Dickason, Sloan, Akin & Robb, P.A., a New Mexico professional corporation, 20 First Plaza, Suite 700, Albuquerque, New Mexico 87103, respectively. As to all matters governed by New York law, Mr. Danner or Mr. Stewart will rely upon the opinion of Gibson, Dunn & Crutcher LLP.

      The statements of law and legal conclusions under the caption "Regulation" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which is incorporated by reference in this Prospectus, have been reviewed by Mr. Danner and Mr. Stewart and have been incorporated by reference in this Prospectus upon the authority of such counsel.

      Mr. Danner and Mr. Stewart are salaried employees of the Company and share in the benefits accruing to such employees. As of December 31, 1995, Mr. Danner and Mr. Stewart had a direct or indirect interest in 102,435 and 12,982 shares, respectively, of the common stock of the Company's parent corporation, Edison International. These shares include those credited and conditionally credited to their accounts as of such date with the trustees of the Company's Employee Stock Ownership and Stock Savings Plus Plans and with the agent for the Company's Dividend Reinvestment and Stock Purchase Plan.

      From time to time, Gibson, Dunn & Crutcher LLP performs legal services for the Company and its affiliates relating to special matters.

                              PLAN OF DISTRIBUTION

         The Company may sell Debt Securities to or through underwriters or dealers and also may sell Debt Securities directly to other purchasers or through agents.

         The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

         The Debt Securities may or may not be listed on a national securities exchange. There can be no assurance that there will be a market for the Debt Securities.

         Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Each underwriter, dealer and agent participating in the distribution of any Offered Debt Securities which are issuable in bearer form will agree that it will not offer, sell or deliver Offered Debt Securities in bearer form within the United States or to, or for the account or benefit of, United States persons (other than qualifying financial institutions, (i) until 40 days after the settlement date or (ii) at any time if the obligation is held as part of an unsold allotment or subscription (the "Restricted Period").

         If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

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